UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3861628
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

On January 22, 2024, LivePerson, Inc. (the “Company”) entered into a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”) with Equiniti Trust Company, LLC, in its capacity as Rights Agent, and the Board of Directors (the “Board”) of the Company authorized a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), to be paid to all record holders of Common Stock at the close of business on February 1, 2024 (the “Record Date”).

The Rights are in all respects subject to and governed by the provisions of the Tax Benefits Preservation Plan, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on January 22, 2024 and is qualified in its entirety by reference to the full text of the Tax Benefits Preservation Plan.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Designations of the Series A Junior Participating Preferred Stock of the Company, dated January 22, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 22, 2024).

4.1
Tax Benefits Preservation Plan, dated as of January 22, 2024, by and between the Company and Equiniti Trust Company, LLC as rights agent (which includes the Form of Rights Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Form 8-K filed on January 22, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	January 22, 2024	By:	/s/ John Collins
John Collins
Chief Financial Officer and Chief Operating Officer